Exhibit 99.B(d)(6)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT FOR THE

SEI INSTITUTIONAL INVESTMENTS TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Institutional Investments Trust between AllianceBernstein L.P. (the “Sub-Adviser”) and SEI Investments Management Corporation, a Delaware corporation (the “Adviser”), is made effective as of the 14th day of September, 2011.

WHEREAS, the Sub-Adviser and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of June 22, 2011 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement with respect to the manner in which the Sub-adviser’s compensation is calculated by the Adviser and to reflect changes to Schedules A and B of such Agreement.

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.                                       Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.                                       Unless otherwise set forth herein, all provisions of the Agreement shall remain in effect.

3.                                       Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Paragraph 4 with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero.  Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

4.                                       Schedules A and B of the Agreement are hereby deleted and replaced with Schedules A and B, respectively, attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	AllianceBernstein, L.P.

By:	By:

/s/ Eric Hoerdemann	/s/ Louis Mangan

Name:	Name:

Eric Hoerdemann	Louis Mangan

Title:	Title:

Vice President	SVP and Assistant Secretary

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AllianceBernstein L.P.

As of June 22, 2011, as amended September 14, 2011

SEI INSTITUTIONAL INVESTMENTS TRUST

Multi-Asset Real Return Fund

Small Cap Fund

Small/ Mid Cap Equity Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AllianceBernstein L.P.

As of June 22, 2011, as amended September 14, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	AllianceBernstein L.P.

By:	By:

/s/ Eric Hoerdemann	/s/ Louis Mangan

Name:	Name:

Eric Hoerdemann	Louis Mangan

Title:	Title:

Vice President	SVP and Assistant Secretary